Exhibit 10.7

English Translation

Patent License Contract

Party A: Mr. Xiaochun Wang (Party A)

Party B: Guizhou Tongjitang Pharmaceutical Co., Ltd. (Party B)

After friendly negotiation, party A and party B agree on the following articles about the patent license of toothache treatment and processing technology:

1.	Scope of Patent License

The license scope of the patent herein is to manufacture (use and sell) the patent related products in the territory of China, (or) use party A’s patent technology and use and sell the products directly produced according to the patent technology.

2.	Technology Contents of Patent

Party A shall provide party B with all documents in relation to the patent named after “toothache treatment and processing technology” numbering ZL 95 1 00457.3, and with an international patent primary classification number of A61K35/78. Moreover, party A shall provide party B with the necessary technology processing documents and relevant technology secrets and other technologies for the implementation of the patent.

3.	Delivery of Technology Materials

Party A shall deliver to party B all materials stated in Section 2 of this Contract.

4.	Royalty and Payment

The relevant royalty under this Contract is zero.

5.	Confidentiality for Know-How

5.1	Party B shall not disclose any patent related know-how to any third party other than the parties herein within the term of and after the termination of this Contract.

5.2	Party B shall not replicate the know-how in private, and shall return the know-how to party A after expiration, early termination or amendment of this Contract.

6.	Solution of Infringement

6.1	During the term of this Contract, party A shall assume all legal liabilities if party B is claimed against infringement by any third party.

6.2	In the event that any of the parties discovers that party A’s patent right is infringed by any third party, it shall notify the other party timely. Party A is responsible for dealing with the infringer, or submitting a claim to the patent authority or filing a suit to the court, and party B is responsible for assistance.

7.	Force Majeure

7.1	When there is any event of force majeure beyond both parties’ reasonable control (such as fire, flood, earthquake, warfare, etc.) which prevent the obligations of this contract from being performed, both parties shall:

7.1.1	Take proper measures to reduce damages;

7.1.2	Notify the other party timely;

7.1.3	Issue the certification of unable to perform the contract during the period of some events;

7.2	The performance shall be delayed within three months after the event of force majeure happens;

7.3	When the event of force majeure continues over three months, this contract will expire.

8.	Settlement of Disputes

When disputes take place between both parties during the performance of this contract, they shall negotiate friendly in accordance with articles of this contract, and resolve by themselves.

9.	Effectiveness, Amendment and Termination

9.1	This contract will come into effect after execution by both parties, and the effective term shall be ten years (within validity period of the patent).

9.2	If this contract fails to be performed normally due to party A’s fault, it shall expire, or both parties may otherwise amend relevant articles of this contract.

Party A: /s/ Xiaochun WANG	Party B:	(Stamp) Guizhou Tongjitang Pharmaceutical Co., Ltd.

Date: January 12, 2005